UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-12G/A

Amendment No. 1

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(g) of the Securities Exchange Act of 1934

PeakCart Group Corp.

(Exact name of registrant as specified in its charter)

Jurisdiction of Incorporation	I.R.S. Employer Identification No.
Wyoming	39-3107719

Principal Executive Offices	Telephone
36 Shadow Brook Lane, Lander, WY 82520, USA	(949) 278-2285

Securities to be registered pursuant to Section 12(g) of the Act:

Title of each class to be so registered
Common Stock, par value $0.0001 per share

Expected filing date: June 29, 2026

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form 10 of PeakCart Group Corp. (the "Company") is being prepared as a stand-alone amended filing. This Amendment No. 1 amends and restates the Registration Statement in its entirety so that the filing agent, SEC counsel and SEC staff may review the complete registration statement in one integrated document, together with the updated exhibit index and the exhibits filed or incorporated by reference.

The Company is providing this Word document for EDGAR conversion and attorney review. SEC counsel and the filing agent should verify all exhibit references, hyperlinks, signatures, consents, EDGAR exhibit tags, Inline XBRL requirements, and filing dates before live submission.

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Forward-Looking Statements

This Registration Statement contains forward-looking statements within the meaning of the federal securities laws. These statements include statements regarding anticipated business plans, acquisition integration, expansion of international trade and distribution activities, future financing, corporate actions, liquidity, compliance plans, potential exchange listing plans and expected market development. Forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially. Words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "plan," "could," "should," and similar expressions are intended to identify forward-looking statements. The Company undertakes no obligation to update forward-looking statements except as required by law.

Item 1. Business

Overview

PeakCart Group Corp. (the "Company," "PeakCart," "we," "us" or "our"), formerly Hydro Power Technologies, Inc., is a Wyoming corporation. Following a 2025 change in control and reorganization, the Company operates as a holding company engaged through subsidiaries in international trade, distribution of premium wine and spirits, food and beverage products, health supplements and related consumer products. The Company focuses on cross-border distribution channels, particularly in Asia-Pacific markets, supported by procurement, logistics, marketing and supply-chain relationships.

Corporate History and Change in Control

The Company was originally incorporated in Nevada on April 1, 2005 as Boyd Holdings Inc., later changed its name to Playbox (US) Inc., and subsequently became Hydro Power Technologies, Inc. The issuer redomiciled to Wyoming and later adopted the name PeakCart Group Corp. in connection with its 2025 reorganization and FINRA corporate action process.

On August 20, 2025, the Board approved the Securities Purchase Agreement between PatientTrac Limited and BioCube, Inc. and appointed Fengying Guo as Chief Executive Officer, Ruiyan Wu as Chief Financial Officer, Lisu Shi as Corporate Secretary, Dan Du as Independent Director, and Qingchun Yi as Independent Director. The change in control involved the transfer of 110 Series A Preferred shares and approximately 3,901,000 Series E Preferred shares to BioCube, Inc.

Acquisitions

Effective during 2025, the Company completed acquisitions of 100% of BioCube, Inc., 100% of StarX Global Inc., 65% of Peak Ocean Limited and 65% of Global iFood Limited. The acquisitions were completed through preferred stock issuances and were accounted for in the audited consolidated financial statements in accordance with U.S. GAAP. These transactions shifted the Company from legacy hydropower-related activities to an operating platform focused on international trade, consumer products and beverage distribution.

Subsidiaries

Subsidiary	Jurisdiction	Ownership	Business Focus
BioCube, Inc.	Wyoming / United States	100%	International distribution, premium wine and spirits, consumer products and trade operations
StarX Global Inc.	United States	100%	E-commerce, brand development and international distribution support
Peak Ocean Limited	Hong Kong	65%	Asia-Pacific distribution and sourcing relationships

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Global iFood Limited	Seychelles	65%	Food, beverage and consumer product trading activities

Products and Markets

The Company and its subsidiaries distribute premium wine, spirits, food and beverage products and related consumer products. The business model emphasizes sourcing international brands, onboarding brands for cross-border distribution, developing e-commerce and offline sales channels, and building logistics infrastructure serving Asia-Pacific and other international markets. Management believes demand for premium imported consumer products, including beverages and nutritional products, provides opportunities for growth in cross-border commerce and distribution.

Customers, Suppliers and Distribution

The Company expects to rely on relationships with brand owners, suppliers, distributors, logistics providers, e-commerce platforms, retail channels and third-party warehouses. The Company may use social media, e-commerce platforms and direct commercial relationships to market products. Because the Company depends on third parties for warehousing, logistics, customs clearance and local distribution, any disruption in these relationships could adversely affect operations.

Competition

The Company competes with international distributors, importers, brand aggregators, online retailers, offline retailers, logistics operators and consumer products companies. Many competitors may have greater capital resources, established supplier relationships, larger distribution networks, stronger brand recognition or greater regulatory experience. The Company competes based on sourcing relationships, market access, speed of execution, brand onboarding capabilities and management experience in international trade.

Government Regulation

The Company and its subsidiaries may be subject to product, labeling, alcohol, customs, import/export, taxation, consumer protection, food safety, advertising, e-commerce, data privacy and foreign investment regulations in multiple jurisdictions. The Company must comply with applicable U.S. and foreign laws governing import and export transactions, the distribution of alcoholic beverages and consumer products, and public-company reporting obligations.

Employees

The Company relies on management and subsidiary personnel to operate its business. As operations grow, management expects to add staff and contractors in finance, logistics, sales, regulatory compliance and public-company reporting.

Item 1A. Risk Factors

Investment in the Company involves a high degree of risk. Investors should carefully consider the risks described below, together with the other information contained in this Registration Statement and the audited financial statements included herein.

We have a limited operating history as a combined company following our recent change in control and acquisitions.

The Company substantially changed its business in 2025 through a change in control and acquisitions of several operating entities. Historical results may not be indicative of future results, and management may encounter difficulties integrating operations, employees, systems, controls, customers and suppliers into a public-company platform.

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We may not successfully integrate BioCube, StarX Global, Peak Ocean and Global iFood into a single public-company platform.

The acquired subsidiaries operate in different jurisdictions and markets. Integration requires coordination of accounting, internal controls, procurement, logistics, compliance and management processes. Failure to integrate these businesses may adversely affect revenue, margins, financial reporting and growth plans.

Our business depends on key management personnel and the loss of any such personnel could adversely affect operations.

The Company relies heavily on its executive officers and directors, including Fengying Guo, Ruiyan Wu and Lisu Shi. The loss of key personnel or inability to attract qualified employees, consultants, logistics personnel or finance staff could impair operations.

Our international operations expose us to foreign currency, import/export, customs, tax, political and regulatory risks.

The Company expects to conduct business across multiple countries. Changes in tariffs, taxes, customs rules, currency values, trade restrictions, product labeling rules, alcohol regulations or geopolitical conditions could increase costs or limit operations.

We operate in highly competitive beverage, consumer products and distribution markets.

Competitors may have greater scale, capital, supplier access, customer relationships and marketing resources. The Company may be unable to obtain exclusive rights, maintain margins, or compete effectively with established distributors and retailers.

Changes in consumer preferences, inflation, shipping costs or supply disruptions could materially affect revenue and margins.

Consumer products and beverage demand can change quickly. Inflation, increased freight costs, port delays, customs issues, supplier shortages, inventory obsolescence or changes in consumer preferences could reduce gross margins or revenue.

Our current public float is extremely limited following the 1-for-558,633 reverse split and 200-for-1 forward split.

The Company completed complex corporate actions resulting in a very small outstanding common share count. A limited float may cause volatility, limited liquidity, wide bid-ask spreads and difficulty obtaining financing or exchange listing approval.

Low float and limited trading volume may result in substantial volatility and illiquidity in our common stock.

The trading market for the Company common stock may be limited. Investors may be unable to buy or sell shares at desired prices, and small trades may cause significant price movements.

Control of the Company is concentrated through preferred stock ownership held by BioCube, Inc.

BioCube, Inc. holds 100% of the Series A Preferred Stock, 100% of the Series A-1 Preferred Stock and approximately 95.98% of the Series E Preferred Stock. This concentration gives BioCube substantial voting control and the ability to influence corporate actions.

The voting and conversion rights of Series A, Series A-1 and Series E Preferred Stock may substantially dilute common stockholders.

The Company preferred stock carries significant voting and conversion rights. Conversion or exercise of preferred rights may result in substantial dilution to common stockholders and may shift voting power or economic ownership.

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Future issuances of common stock or preferred stock may dilute existing stockholders.

The Company may issue additional securities for acquisitions, financing, compensation, debt conversion, strategic transactions or other corporate purposes. These issuances could dilute existing stockholders and adversely affect the market price of common stock.

We will incur substantial costs as a fully reporting company under the Exchange Act.

Following effectiveness of this Registration Statement, the Company will be subject to SEC reporting obligations, including Forms 10-K, 10-Q and 8-K, auditor coordination, internal control processes and EDGAR/XBRL compliance. These costs may be significant relative to current operations.

We may identify material weaknesses or significant deficiencies in internal control over financial reporting.

The Company is transitioning from OTC Markets disclosure to SEC reporting. Management may identify internal control weaknesses, accounting process deficiencies or reporting issues that could require remediation and additional cost.

Our auditor is located outside the United States, and audit coordination, PCAOB compliance and regulatory review may create timing risks.

The Company auditor is a PCAOB-registered firm located in Lagos, Nigeria. Coordination across jurisdictions may create timing, documentation and regulatory review risks, including SEC or PCAOB inquiries.

We may require additional capital, and capital may not be available on acceptable terms.

The Company may need additional capital for inventory, logistics, compliance, public-company costs, acquisitions and market expansion. Financing may not be available or may be dilutive.

Our shares are quoted on OTC Markets and may be subject to penny stock rules and trading limitations.

Until the Company qualifies for a national securities exchange listing, its shares may be subject to OTC trading limitations, broker restrictions and penny stock rules, which could reduce liquidity and investor interest.

The Company has completed complex corporate actions, including preferred stock cancellations and FINRA processing, which could be challenged or require further clarification.

The Company completed a name change, symbol change, CUSIP change, reverse split, forward split, preferred stock cancellations and related governance actions. These actions may be subject to review, questions or challenges.

If our securities do not meet future listing standards, we may be unable to uplist to a national securities exchange.

The Company may seek an exchange listing in the future. There is no assurance that it will meet holder, market value, public float, price, corporate governance or financial requirements.

Our financial statements involve estimates and acquisition accounting judgments that may be revised.

The Company financial statements include acquisition accounting, consolidation, non-controlling interests, inventory, revenue recognition, valuation and other estimates. Revisions or restatements could be required.

We may be subject to product, labeling, alcohol, customs, food safety and consumer protection regulations in multiple jurisdictions.

Failure to comply with applicable laws could result in fines, shipment delays, license loss, product recalls, reputational harm or restrictions on sales.

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Item 2. Financial Information

Selected Financial Data

Metric	Fiscal Year Ended December 31, 2025
Revenue	$18,951,034
Gross Margin	$2,721,759
Income from operations	$1,199,842
Net income	$1,259,933
Total assets	$8,285,888
Total liabilities	$1,309,076
Stockholders equity	$6,976,812
Cash	$1,329,341

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Selected Interim Financial Data

This interim information should be read together with the audited consolidated financial statements for the fiscal years ended December 31, 2025 and 2024 and the unaudited interim consolidated financial statements included in Item 13 of this Amendment No.

Metric	Three Months Ended March 31, 2026	Three Months Ended March 31, 2025
Revenue	$4,408,532	$937,038.69
Gross profit	$1,836,015	$93,704
Income from operations	$1,325,329	$27,722
Net income	$1,378,294	$27,722
Net income attributable to PeakCart shareholders	$903,031	$27,722
Cash at period end	$1,836,852	$188,945
Total assets at period end	$9,825,625	$6,612,263
Total liabilities at period end	$1,470,518	$2,864,285
Total stockholders' equity at period end	$8,355,107	$3,747,978

For the three months ended March 31, 2026, the Company generated revenue of $4,408,532, gross profit of $1,836,015, income from operations of $1,325,329, and net income of $1,378,294. Net income attributable to PeakCart shareholders was $903,031 after net income attributable to non-controlling interests of $475,263. The Company ended the period with cash of $1,836,852, total assets of $9,825,625, total liabilities of $1,470,518, and total stockholders' equity of $8,355,107.

For the three months ended March 31, 2025, the legacy Hydro Power Technologies business generated revenue of $937,038.69 and net income of $27,722. The 2025 comparative information has been conformed to the current financial-statement presentation where applicable.

Management Discussion and Analysis

The Company generated revenue in 2025 primarily from food, beverage and premium wine and spirits distribution through its acquired operating subsidiaries. The Company completed a strategic transition from legacy hydropower and related operations to international trade and consumer product distribution. The Company expects future results to depend on integration of subsidiaries, development of brand relationships, working-capital availability, logistics performance, and the Company ability to maintain regulatory compliance in applicable markets.

Net income for 2025 was approximately $1.26 million. The Company ended 2025 with cash of approximately $1.33 million and total assets of approximately $8.29 million. The audited financial statements and related notes are included as Exhibit 99.1 and should be read together with this Item 2.

Liquidity and Capital Resources

The Company intends to fund operations through cash on hand, operating cash flows, trade finance arrangements and, if necessary, future debt or equity financing. There can be no assurance that additional capital will be available on acceptable terms or at all.

Interim Financial Statements

[If Amendment No. 1 is being filed to include interim financial statements, insert the interim financial statements and related MD&A here or include them as the appropriate exhibit. SEC counsel and the EDGAR filing agent should confirm the final presentation.]

Item 3. Properties

The Company principal executive office is located at 2612 Greenleaf Drive, West Covina, California 91792. The Company also utilizes subsidiary and third-party warehousing, logistics and distribution resources. Management believes the Company facilities are adequate for current operations, but additional facilities may be required as the business expands.

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Item 4. Security Ownership of Certain Beneficial Owners and Management

The following tables are based on the Company records, transfer agent records and preferred stock registers available to management. Percentages for common stock are based on 102,000 shares of common stock outstanding following the June 2, 2026 reverse and forward stock split unless otherwise stated.

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Common Stock Holder	Shares	Percentage
Jeanne Novikow	8,600	8.43%
Desmond J. Cobble	7,400	7.25%
William R. Pfeiffer	5,600	5.49%
Barry Harding	5,400	5.29%
Nejo Limited	5,400	5.29%

Cede & Co. is a DTC nominee and is not treated as a beneficial owner for purposes of this table absent identification of underlying beneficial owners.

Preferred Class	Holder	Shares	Class Percentage
Series A	BioCube, Inc.	110	100%
Series A-1	BioCube, Inc.	1,000	100%
Series E	BioCube, Inc.	3,898,500	95.98%

Security Ownership of Directors and Executive Officers

Name	Common Shares	Preferred Shares	Notes
Fengying Guo	0	10,000 Series E	Series E issued in acquisition-related transaction
Ruiyan Wu	0	0	No direct ownership disclosed
Lisu Shi	0	0	No direct ownership disclosed
Dan Du	0	0	No direct ownership disclosed
Qingchun Yi	0	0	No direct ownership disclosed
All directors and executive officers as a group	0	10,000 Series E	Subject to confirmation by SEC counsel

Item 5. Directors and Executive Officers

Name	Age	Position	Since
Fengying Guo	65	Chief Executive Officer, Chairman and Director	August 20, 2025
Ruiyan Wu	41	Chief Financial Officer and Director	August 20, 2025
Lisu Shi	54	Corporate Secretary and Director	August 20, 2025
Dan Du	37	Independent Director	August 20, 2025
Qingchun Yi	46	Independent Director	August 20, 2025

Fengying Guo

Fengying Guo has nearly twenty years of experience in international consumer goods trade, with a primary focus on wine and broader consumer products. She has been involved in supply chain development for wine and health supplements on major Chinese cross-border e-commerce platforms, including JD International and Tmall Global. Her experience includes supply-chain system design, overseas brand onboarding, strategic sourcing, distribution and business development.

Ruiyan Wu

Ruiyan Wu has held management positions with leading financial institutions in China, including the Shanghai Branch of Industrial and Commercial Bank of China, the Shanghai Free Trade Zone Sub-branch of Bohai Bank, and the Shanghai Branch of Shengjing Bank. He has more than a decade of experience in banking, international trade finance and supply-chain finance management.

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Lisu Shi

Lisu Shi has nearly twenty years of experience in finance and business management. She has served as a finance executive for multiple publicly listed companies in China and has experience in multinational enterprise management, financial reporting, business operations and board-level decision-making.

Dan Du

Dan Du is a seasoned e-commerce executive with extensive experience in Southeast Asian markets. He has led and managed e-commerce operations teams of more than 200 people and has launched and scaled well-known U.S. brands in Vietnam through strategic e-commerce initiatives and digital sales channels.

Qingchun Yi

Qingchun Yi brings more than twenty years of experience in international trade and logistics across Southeast Asia, Europe and other key global markets. He has expertise in supply-chain management, international logistics, trade and finance, and has developed a broad network of industry relationships worldwide.

Family Relationships and Legal Proceedings Involving Management

There are no family relationships among the Company directors and executive officers. During the past ten years, none of the listed directors or executive officers has been involved in a legal proceeding requiring disclosure under Item 401(f) of Regulation S-K.

Item 6. Executive Compensation

No compensation was paid to the Company executive officers or directors during the fiscal year ended December 31, 2025. The Company has no employment agreements, director compensation plans, bonus plans, equity incentive plans, stock option grants or other compensation arrangements currently in effect.

Name and Position	Salary	Bonus	Stock Awards	Option Awards	All Other	Total
Fengying Guo, CEO	$0	$0	$0	$0	$0	$0
Ruiyan Wu, CFO	$0	$0	$0	$0	$0	$0
Lisu Shi, Secretary	$0	$0	$0	$0	$0	$0

Director Compensation

Director	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation	Total
Fengying Guo	$0	$0	$0	$0	$0
Ruiyan Wu	$0	$0	$0	$0	$0
Lisu Shi	$0	$0	$0	$0	$0
Dan Du	$0	$0	$0	$0	$0
Qingchun Yi	$0	$0	$0	$0	$0

Item 7. Certain Relationships and Related Party Transactions

Except for the disclosed acquisitions of BioCube, Inc., StarX Global Inc., Peak Ocean Limited and Global iFood Limited and the related preferred stock transactions described in this Registration Statement and the financial statements, there have been no related-party transactions since January 1, 2024 that require disclosure under Item 404 of Regulation S-K.

Item 8. Legal Proceedings

The Company is not a party to any material pending legal proceeding, and management is not aware of any material legal proceeding threatened against the Company, its subsidiaries, directors or executive officers.

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Item 9. Market Price of and Dividends on Common Equity and Related Stockholder Matters

The Company common stock has been quoted on OTC Markets under the symbol PYBX and, following FINRA processing of the corporate action, under the temporary symbol PYBXD and intended symbol PCGC. The Company has not declared or paid cash dividends. Future dividends, if any, will be determined by the Board of Directors based on earnings, liquidity, capital requirements, legal restrictions and other factors.

Following the corporate action effective June 2, 2026, the Company had 102,000 shares of common stock outstanding and 119 shareholders of record.

Item 10. Recent Sales of Unregistered Securities

During the periods covered by this Registration Statement, the Company issued preferred securities in connection with change-in-control transactions and acquisitions. These included issuances of Series E Preferred Stock in connection with acquisitions of BioCube, StarX Global, Peak Ocean and Global iFood, the issuance of Series A-1 Preferred Stock to BioCube, Inc., and related transfers of Series A and Series E Preferred Stock in connection with the July 2025 change of control. The Company believes these transactions were exempt from registration under Section 4(a)(2) of the Securities Act and/or other available exemptions, subject to counsel review.

Date / Period	Security	Recipient(s)	Purpose / Consideration	Exemption
July 2025	Series A and Series E Preferred Stock transfers	BioCube, Inc.	Change of control transaction	Section 4(a)(2) / private transaction, subject to counsel review
November 2025	Series A-1 Preferred Stock	BioCube, Inc.	Corporate governance and super-voting control issuance	Section 4(a)(2), subject to counsel review
December 2025	Series E Preferred Stock	Fengying Guo, XPeak Global Inc., Sean Huang, Dan Zhao, Yangzhan Lin and others	Acquisition consideration for subsidiaries	Section 4(a)(2), subject to counsel review

Item 11. Description of Registrant Securities to be Registered

Common Stock

Each share of common stock is entitled to one vote on all matters submitted to shareholders. Dividends may be declared by the Board of Directors in its sole discretion out of legally available funds. Holders of common stock do not have preemptive rights. Upon liquidation, holders of common stock are entitled to share ratably in assets remaining after payment of liabilities and satisfaction of preferential rights of preferred stockholders.

Preferred Stock

Preferred stock dividends for Series A through Series F are authorized if declared by the Board of Directors in its sole discretion. Series A-1 Preferred Stock has super-voting rights equal to one million votes per share on all matters affecting the Company. Series A Preferred Stock voting power is determined by a formula equal to four times the sum of outstanding common and specified preferred shares divided by the number of Series A shares outstanding. Series E Preferred Stock has 1,000 votes per share and is convertible into 3,000 shares of common stock for each Series E share. Series A has no conversion or liquidation rights. Series B and Series C rights are described in the applicable Certificates of Designation, although certain prior Series B shares and prior designations were cancelled as described elsewhere herein.

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Series A-1 Conversion Rights

If at least one share of Series A-1 Preferred Stock is issued and outstanding, the aggregate Series A-1 Preferred Stock is convertible into a number of shares of common stock equal to four times the sum of the outstanding common stock plus the outstanding Series A, Series B, Series C, Series E, Series F and other preferred stock, divided among the issued and outstanding Series A-1 shares.

Series B, Series C and Series E Liquidation Rights

Series B and Series E Preferred Stock provide for a liquidation preference of $1.00 per share plus declared but unpaid dividends before distributions to junior securities, subject to the terms of the applicable Certificates of Designation. Series C rights are described as substantially similar to Series B in the Company disclosure materials. SEC counsel should verify the final certificate language before EDGAR filing.

Redemption and Sinking Funds

No outstanding preferred stock is subject to mandatory redemption or sinking fund provisions.

Recent Modifications to Security Holder Rights

During the reporting period, the Company authorized and issued Series A-1 Preferred Stock, cancelled and rescinded certain previously issued Series B Preferred Stock, cancelled prior Certificates of Designation for Series B, C, D and F, and completed a reverse split followed by a forward split through FINRA and the transfer agent.

Item 12. Indemnification of Directors and Officers

The Company is organized under the laws of the State of Wyoming. Wyoming law permits indemnification of directors and officers to the fullest extent permitted by applicable law. The Company governing documents may provide indemnification rights and expense advancement rights for directors and officers, subject to statutory limitations. SEC counsel should verify final bylaw text and applicable indemnification language before filing.

EXPERTS

The consolidated financial statements of Peakcart Group Corp (the "Company") as of December 31, 2025 and 2024, and the related consolidated statements of operations, comprehensive income, changes in stockholders equity and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"), included in this Registration Statement on Form 10 have been audited by LAO Professionals, an independent registered public accounting firm, as stated in their Report of Independent Registered Public Accounting Firm dated April 5, 2026, appearing elsewhere herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Financial Statements

The audited consolidated financial statements of PeakCart Group Corp. for the years ended December 31, 2025 and 2024, including the report of LAO Professionals dated April 5, 2026, are filed as Exhibit 99.1 to this Registration Statement and incorporated herein by reference for attorney-review draft purposes. Any interim financial statements required in Amendment No. 1 should be inserted in this Word document or filed as an exhibit before EDGAR conversion.

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ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The audited consolidated financial statements of PeakCart Group Corp. for the fiscal years ended December 31, 2025 and 2024, including the report of LAO Professionals dated April 5, 2026, were previously filed as Exhibit 99.1 to the Registration Statement. This Amendment No. 1 adds the following unaudited interim consolidated financial statements for the three months ended March 31, 2026 and 2025 as searchable text within the body of the Form 10-12G/A.

The unaudited interim consolidated financial statements included below consist of unaudited consolidated statements of operations, balance sheets, statements of cash flows, statements of changes in stockholders' equity, and notes to unaudited consolidated financial statements.

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PEAKCART GROUP CORP.
(f/k/a Hydro Power Technologies, Inc.)

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2026 and 2025

THE NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

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PeakCart Group Corp. (f/k/a Hydro Power Technologies, Inc.)

Unaudited Consolidated Statements of Operations

For the Three Months Ended March 31, 2026 and 2025

(Unaudited)
(U.S. dollars, except share data)

Description	Three Months Ended March 31, 2026	Three Months Ended March 31, 2025
Revenue	4,408,532	937,038.69
Cost of sales / cost of revenue	(2,572,517)	(843,335)
Gross profit	1,836,015	93,704
Operating expenses
General and administrative expenses	(93,338)	(41,000)
Professional fees	-	(2,000)
Rent expense	-	(22,982)
Selling expenses	(417,348)	-
Total operating expenses	(510,686)	(65,982)
Income from operations	1,325,329	27,722
Other income (expense), net	52,965	-
Net income	1,378,294	27,722
Net income attributable to non-controlling interests	(475,263)	-
Net income attributable to PeakCart shareholders	903,031	27,722

THE NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

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PeakCart Group Corp. (f/k/a Hydro Power Technologies, Inc.)

Unaudited Consolidated Balance Sheets

As of March 31, 2026, December 31, 2025, and March 31, 2025

(Unaudited)
(U.S. dollars, except share data)

Description	March 31, 2026	December 31, 2025	March 31, 2025
ASSETS
Current Assets
Cash	1,836,852	1,329,341	188,945
Prepayments / prepayment and other deposit	1,873,263	978,185	16,080
Inventory	1,514,644	1,348,642	-
Other current assets	527,094	551,997	2,935,670
Total Current Assets	5,751,853	4,208,164	3,140,695
Non-Current Assets
Property and equipment, net	73,772	77,724	3,362,457
Investment in debenture	4,000,000	4,000,000	-
Intangible assets	-	-	109,111
Gain on de-consolidation	-	-	-
Total Non-Current Assets	4,073,772	4,077,724	3,471,568
TOTAL ASSETS	9,825,625	8,285,888	6,612,263
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	144,297	256,500	189,888
Accrued expenses	(1)	(1)	40,360
Notes payable	-	-	1,152,764
Accrued tax liability	16,390	16,390	-
Shareholders loan	-	-	624,363
Loss on de-consolidation	-	-	-
Other payable / other loan payable	1,243,291	966,145	795,190
Total Current Liabilities	1,403,977	1,239,034	2,802,565
Non-Current Liabilities
Long-term payment / note payables	66,541	70,042	61,720
Total Long-Term Liabilities	66,541	70,042	61,720
Total Liabilities	1,470,518	1,309,076	2,864,285
Stockholders' Equity
Preferred stock - Series A	0.01	0.01	-
Preferred stock - Series E	406	406	404
Common stock	23,850	23,850	23,850
Additional paid-in capital	7,707,582	7,707,582	3,579,082
Accumulated deficit / surplus	(853,593)	(1,756,625)	144,642
Non-controlling interests	1,476,861	1,001,598	-
Total Stockholders' Equity	8,355,107	6,976,812	3,747,978
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	9,825,625	8,285,888	6,612,263

THE NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

PeakCart Group Corp. - Form 10/A Amendment No. 1                                   Page 17

PeakCart Group Corp. (f/k/a Hydro Power Technologies, Inc.)

Unaudited Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2026 and 2025

(Unaudited)
(U.S. dollars, except share data)

Description	Three Months Ended March 31, 2026	Three Months Ended March 31, 2025
Cash flows from operating activities:
Net income	1,378,294	27,722
Adjustments for non-cash items	-	-
Depreciation	3,952	-
Changes in assets and liabilities:
Prepayments	(895,079)	-
Inventories	(166,002)	-
Other current assets	24,903	-
Accounts payable	(112,203)	-
Accruals	-	-
Notes payable	-	-
Shareholders loan	-	-
Other payables	277,146	-
Net cash provided by operating activities	511,012	27,722
Cash flows from investing activities:
Property and equipment	-	(325,000)
Investment in debenture	-	-
Gain/loss on de-consolidation	-	-
Net cash used in investing activities	-	(325,000)
Cash flows from financing activities:
Share subscription receivables	-	-
Additional paid-in capital	-	-
Loss on de-consolidation	-	-
Notes payable	(3,501)	-
Share capital	-	-
Net cash provided by financing activities	(3,501)	-
Net increase (decrease) in cash	507,511	(297,278)
Cash, beginning of period	1,329,341	486,223
Cash, end of period	1,836,851	188,945

THE NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

PeakCart Group Corp. - Form 10/A Amendment No. 1                                   Page 18

PeakCart Group Corp. (f/k/a Hydro Power Technologies, Inc.)

Unaudited Consolidated Statement of Changes in Stockholders' Equity

For the Three Months Ended March 31, 2026

(Unaudited)
(U.S. dollars, except share data)

Description	Preferred Stock Series A	Preferred Stock Series E	Common Stock	Additional Paid-In Capital	Accumulated Deficit/Surplus	Non-Controlling Interests	Total Equity
Balance as of December 31, 2025	0.01	406	23,850	7,707,582	(1,756,625)	1,001,598	6,976,812
Net income for the three months ended March 31, 2026	-	-	-	-	903,031	475,263	1,378,294
Balance as of March 31, 2026	0.01	406	23,850	7,707,582	(853,593)	1,476,861	8,355,107

THE NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

PeakCart Group Corp. (f/k/a Hydro Power Technologies, Inc.)

Unaudited Consolidated Statement of Changes in Stockholders' Equity - Comparative Period

For the Three Months Ended March 31, 2025

(Unaudited)
(U.S. dollars, except share data)

Description	Preferred Stock Series A	Preferred Stock Series E	Common Stock	Additional Paid-In Capital	Accumulated Deficit/Surplus	Non-Controlling Interests	Total Equity
Balance as of December 31, 2024	-	404	23,850	3,579,082	116,923	-	3,720,259
Net income for the three months ended March 31, 2025	-	-	-	-	27,722	-	27,722
Source conformance adjustment to tie ending accumulated surplus	-	-	-	-	(3)	-	(3)
Balance as of March 31, 2025	-	404	23,850	3,579,082	144,642	-	3,747,978

THE NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

PeakCart Group Corp. - Form 10/A Amendment No. 1                                   Page 19

Notes to Unaudited Consolidated Financial Statements

March 31, 2026

Note 1 - Nature of Business, Change in Control, Reorganization, and Pending Corporate Actions

Organization and Business. PeakCart Group Corp. (the "Company" or "PeakCart"), a Wyoming corporation, is a holding company whose primary operating subsidiary, BioCube Inc. (a Wyoming corporation), engages in the international distribution of premium wine and spirits with a focus on the Asia-Pacific region. History and Change in Control. The Company was originally incorporated in the State of Nevada on April 1, 2005, as Boyd Holdings Inc., later changing its name to Playbox (US) Inc. in 2006 and Hydro Power Technologies, Inc. in 2020. On July 24, 2025, PatientTrac Limited (United Kingdom) entered into an Authorization Agreement with BioCube Inc. to facilitate a change of control. Effective December 31, 2025, the Company completed a reorganization whereby BioCube Inc. became the majority controlling shareholder. Strategic Acquisitions. Concurrently, the Company acquired 100% of BioCube Inc. (Wyoming), 100% of Starx Global Inc. (California), 65% of Peak Ocean Limited (Hong Kong), and 65% of Global Ifood Limited (Seychelles) through the issuance of preferred stock as part of its strategic shift into international trade and logistics. The acquisitions were effected through the issuance of Series E Preferred shares and Series A-1 Preferred shares as described in the Company's corporate records. These transactions were accounted for as business combinations under ASC 805. The change in control was not treated as a reverse acquisition under ASC 805-40; the Company retained its legal shell and trading symbol (PYBX). All legacy operations (pre-BioCube) were deconsolidated or disposed of during 2025. Pending FINRA Corporate Action. As of the date of these financial statements, the Company has submitted a Corporate Action request to FINRA for an official name change from Hydro Power Technologies, Inc. to PeakCart Group Corp., a corresponding change in trading symbol, and any required stock split or reverse split. These actions remain pending FINRA approval and are expected to become effective upon completion of the corporate action filing. No adjustments related to these pending actions have been reflected in the accompanying unaudited consolidated financial statements.

Note 2 - Basis of Presentation and Principles of Consolidation

Basis of Presentation. The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) for interim financial information. The Company changed its fiscal year-end from September 30 to December 31, effective 2025. These statements present the three-month interim period ended March 31, 2026, with comparative information for the three months ended March 31, 2025 where applicable. The March 31, 2025 comparative financial information was derived from Hydro Power Technologies Inc.'s March 31, 2025 OTC Markets quarterly disclosure statement. Certain line-item captions have been conformed to the current presentation. Principles of Consolidation. The consolidated financial statements include the accounts of PeakCart Group Corp. and its majority-owned subsidiaries, including BioCube Inc., Starx Global Inc., Peak Ocean Limited, and Global Ifood Limited. All significant intercompany balances and transactions have been eliminated in consolidation. Non-controlling interests in consolidated subsidiaries are presented separately within equity and net income.

Note 3 - Summary of Significant Accounting Policies

Revenue Recognition (ASC 606): Revenue is recognized when control of the promised goods is transferred to customers in an amount that reflects the consideration the Company expects to receive. Business Combinations (ASC 805): The Company accounts for acquisitions using the acquisition method. Assets acquired and liabilities assumed are recorded at their acquisition-date fair values. Property and Equipment: Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over estimated useful lives. Inventory: Inventory consists of finished goods and is valued at the lower of cost or net realizable value using the first-in, first-out method. Foreign Currency Translation: For international subsidiaries, assets and liabilities are translated at period-end exchange rates, while income and expenses are translated at average rates. Translation adjustments are recorded in other comprehensive income. Income Taxes (ASC 740): Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between financial statement carrying amounts and tax bases. Use of Estimates: Management makes estimates and assumptions that affect reported amounts of assets, liabilities, revenues, and expenses. Actual results could differ from those estimates.

Note 4 - Acquisitions, Deconsolidation, and Discontinued Operations

Acquisitions. Effective December 3, 2025, the Company completed the acquisition of BioCube Inc., Starx Global Inc., Peak Ocean Limited (65%), and Global Ifood Limited (65%) as part of its strategic shift. The total purchase price was satisfied entirely through the issuance of Preferred shares. No cash consideration was paid. These transactions were accounted for as business combinations under ASC 805. Deconsolidation / Disposal of Legacy Assets. On December 31, 2025, the Company completed its exit from legacy operations to simplify its corporate structure. Sheila Works was transferred in exchange for release of a $624,363 shareholder loan, and Hydro Power Technologies, Inc. (Ontario, Canada) was transferred to David Pahl and Karen Hauser. These transactions resulted in the full deconsolidation of legacy assets and were reflected as non-cash investing and financing activities.

Note 5 - Related Party Transactions and Intercompany Eliminations

Significant intercompany transactions and balances between PeakCart and its subsidiaries were eliminated upon consolidation. For the three months ended March 31, 2026, consolidation eliminations included referral fees, financial service fees, and management and administrative services. These eliminations impacted revenue, selling expenses, and general and administrative expenses. All related party transactions were represented by management as conducted on an arm's-length basis.

Note 6 - Stockholders' Equity

Preferred Stock Cancellation. On December 15, 2025, the Board of Directors approved the rescission and cancellation of 12,330,000 shares of Series B Preferred Stock due to failure of consideration. The Company subsequently eliminated the Series B, C, D, and F Certificates of Designation with the Wyoming Secretary of State. New Certificates of Designation. In connection

PeakCart Group Corp. - Form 10/A Amendment No. 1                                   Page 20

with the 2025 reorganization, the Company filed Articles of Amendment for Preferred Series A-1, Preferred Series E, and new Preferred Series B and C designations. Preferred Series A-1 carries super-voting rights and conversion rights as described in the Company's security description. Preferred Series E was issued in connection with the acquisitions detailed in Note 4.

Note 7 - Non-Controlling Interests

Non-controlling interests represent the portion of equity in a subsidiary not attributable, directly or indirectly, to the parent company. As of March 31, 2026, the Company holds a 65% interest in both Peak Ocean Limited and Global Ifood Limited, resulting in a 35% non-controlling interest for each entity. For the three months ended March 31, 2026, net income attributable to non-controlling interests was $475,263.

Note 8 - Commitments and Contingencies

Lease Commitments. The Company's executive office lease is for a term of two years and includes a renewal option. Contingencies. The Company is not currently involved in any material legal proceedings, and management is not aware of any claims that could have a material adverse effect on the consolidated financial position. There are no material off-balance-sheet commitments.

Note 9 - Income Taxes

For the three months ended March 31, 2026, the accompanying unaudited consolidated statements do not reflect a material current tax provision. The Company has determined that no material deferred tax assets or liabilities require recognition under ASC 740 as of March 31, 2026.

Note 10 - Subsequent Events

Management has evaluated subsequent events through May 11, 2026, the date these unaudited consolidated financial statements were available to be issued. Except for the ongoing FINRA Corporate Action process detailed in Note 1, no material subsequent events have occurred that require recognition or additional disclosure.

Note 11 - Pending Corporate Actions (FINRA)

In connection with the 2025 reorganization, the Company has filed a Corporate Action request with FINRA for the official name change to PeakCart Group Corp., a corresponding change in trading symbol, and any required stock splits or reverse splits associated with the preferred-share adjustments. These actions are pending approval and will be reflected in future filings upon completion.

Note 12 - Going Concern and Management's Plans

The consolidated financial statements are prepared on a going-concern basis. Following the change in control and strategic acquisitions in 2025, the Company generated positive net income and operating cash flow for the three months ended March 31, 2026. Management believes the current business model and expanded infrastructure provide a sufficient basis for continued organic growth.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

The following financial statements are filed as part of, or included in, this Registration Statement:

Financial Statement	Location
Audited consolidated financial statements for the fiscal years ended December 31, 2025 and 2024, including the report of independent registered public accounting firm and related notes.	Included as Exhibit 99.1 to the Registration Statement.

Unaudited consolidated financial statements for the three months ended March 31, 2026 and 2025, including unaudited consolidated statements of operations, balance sheets, cash flows, changes in stockholders' equity, and notes.

Included in Item 13 of this Amendment No. 1.

PeakCart Group Corp. - Form 10/A Amendment No. 1                                   Page 21

Exhibit Index

Exhibit	Description
2.1	July 16, 2025 Securities Purchase Agreement between PatientTrac Limited and BioCube Inc. relating to change of control.
2.2	Backup copy of Securities Purchase Agreement as uploaded by the Company.
3.1	Wyoming Articles of Amendment filed in connection with corporate amendments.
3.2	Name change amendment changing the issuer name to PeakCart Group Corp.
3.3	Articles of Amendment and reverse/forward split corporate filing package.
3.4	Wyoming filing record / amendment support package
3.5	Reverse split amendment support package dated January 8, 2026.
3.6	Reverse split amendment support package dated December 22, 2025.
3.7	Certificate of Designation for Series B Preferred Stock.
3.8	Certificate of Designation for Series C Preferred Stock.
3.9	Board action terminating Preferred Series B, C, D and F designations.
3.10	Series A-1 Preferred Stock registry and board authorization.
4.1	CUSIP confirmation for PeakCart Group Corp. common stock, CUSIP 44882R200.
4.2	Series A Preferred Stock register.
4.3	Preferred Series A stock support document.
4.4	Preferred Series E stock register as of May 25, 2026.
10.1	Board approval of acquisition transactions dated December 2, 2025.
10.2	Board corrective action regarding erroneous Series E issuance and related shareholder register corrections.
10.3	Engagement letter with LAO Professionals for audit services.
10.4	Invoice from LAO Professionals for audit services.
10.5	Director and officer compensation memorandum confirming no compensation arrangements.
23.1	Auditor Consent
23.2	Consent of Alex R. Stavrou, Esq. dated June 17, 2026
99.1	Audited consolidated financial statements for fiscal years ended December 31, 2025 and 2024.
99.2	OTC Markets Annual Report for the period ended December 31, 2025.
99.3	IRS EIN confirmation notice.
99.4	Updated corporate history letter submitted for FINRA corporate action review.
99.5	Special Meeting minutes appointing current officers and directors effective August 20, 2025.
99.6	Background check authorization forms for officers and directors.
99.7	DTC legal opinion / corporate action correspondence for new CUSIP and reverse/forward split.
99.8	DTC legal opinion / corporate action correspondence duplicate as uploaded.
99.9	DTCC email chain confirming acceptance of legal opinion and new CUSIP approval.
99.10	Pacific Stock Transfer map of 1-for-558,633 reverse split effective June 2, 2026.
99.11	Pacific Stock Transfer map of 200-for-1 forward split/shareholder list effective June 2, 2026.
99.12	Alternate copy of Pacific Stock Transfer forward split map.
99.13	Majority shareholder written consent approving reverse/forward split and corporate action.
99.14	Company investor/business presentation as uploaded.

PeakCart Group Corp. - Form 10/A Amendment No. 1                                   Page 22

Signatures

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 29, 2026

PeakCart Group Corp.

By: /s/ Fengying Guo

Fengying Guo

Chief Executive Officer

By: /s/ Ruiyan Wu

Ruiyan Wu

Chief Financial Officer

PeakCart Group Corp. - Form 10/A Amendment No. 1                                   Page 23